Exhibit 4.2

Executed Version

IROQUOIS GAS TRANSMISSION SYSTEM, L.P.

$140,000,000

6.63% Senior Notes due May 13, 2019

NOTE PURCHASE AGREEMENT

Dated as of May 13, 2009

Section 22.9.	Source of Payments Limited; Rights and Liabilities of the Company	39
Section 22.10.	Compliance with Financial Covenants	39

SCHEDULE A	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	DEFINED TERMS

SCHEDULE 5.3	Disclosure Materials

SCHEDULE 5.4	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	Financial Statements

SCHEDULE 5.16 —	Existing Indebtedness

SCHEDULE PI-1 —	Existing Permitted Investments

EXHIBIT 1	Form of 6.63% Senior Note due May 13, 2019

EXHIBIT 4.4(a)	Form of Opinion of Special Counsel for the Company and the Operator

EXHIBIT 5	Subordination Provisions

v

6.63% Senior Notes due May 13,2019

May 13,2009

TO EACH OF THE PURCHASERS LISTED IN SCHEDULE A HERETO:

Ladies and Gentlemen:

IROQUOIS GAS TRANSMISSION SYSTEM, L.P., a Delaware limited partnership (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1.                AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of (i) $140,000,000 aggregate principal amount of its 6.63% Senior Notes due May 13, 2019 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2.                SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, the Notes, in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.                CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser indicated on Schedule A hereto shall occur at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, NY 10019, at 10:00 a.m., New York time, at a closing on May 13, 2009 (the “Closing”). At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note, (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated as of the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the following account:

JPMORGAN CHASE BANK, N.A.

270 PARK AVENUE

NEW YORK, NY 10017

ABA#: 021000021

ACCOUNT NAME: IROQUOIS GAS TRANSMISSION SYSTEM, LP

ACCOUNT# 323063128

If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4.      CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.        Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2.        Performance; No Default. After giving effect to the issue and sale of the Notes at the Closing (and the application of the proceeds thereof as contemplated by Section 5.15) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1 through, and including, 10.14 had such Sections applied since such date.

Section 4.3.               Compliance Certificates.

(a)           Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)           Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to, among other things, (i) the completeness and correctness of the certificate of formation attached thereto, (ii) the completeness and correctness of one or more resolutions or other authorizations attached thereto and other limited partnership proceedings relating to the authorization, execution and delivery of the Notes and this Agreement, (iii) the completeness and correctness of the limited partnership agreement or other governing documents of the Company as in effect on the date on which the resolutions referred to in clause (ii) above were adopted as of the date of the Closing, (iv) the due organization and good standing of the Company under the laws of its jurisdiction of organization, and the absence of any proceeding for the dissolution or liquidation of the Company and (v) the names and true signatures of the officers of the Company authorized to sign this Agreement, the Notes and the other documents to be delivered hereunder.  The Company shall have caused the Operator to deliver a certificate of its Secretary or Assistant

Secretary, dated the date of the Closing, certifying as to, among other things, (i) the completeness and correctness of the certificate of incorporation and By-laws of the Operator attached thereto, (ii) the completeness and correctness of the Operating Agreement, attached thereto, (iii) one or more resolutions or other authorizations attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Operating Agreement, (iv) the due organization and good standing of the Operator under the laws of its jurisdiction of organization, and the absence of any proceeding for the dissolution or liquidation of the Operator and (v) the names and true signatures of the officers of the Operator authorized to sign this Agreement, the Notes and the other documents to be delivered hereunder.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Troutman Sanders LLP, special counsel for the Company, LLP and Jeffrey Bruner, Esq., General Counsel of the Company and the Operator, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) Dewey & LeBoeuf LLP, the Purchasers’ special counsel in connection with the transactions contemplated hereby, and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9. Changes in Company Structure. The Company shall not have changed its jurisdiction of organization, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11. Proceedings and Documents. All limited partnership and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents (which shall include, without limitation, copies of any Governmental Authority (including FERC) approval required for the issuance of the Notes) as such Purchaser or such special counsel may reasonably request.

Section 4.12. Rating. Such Purchaser or its counsel shall have received a letter dated on or prior to the Closing, from S&P, confirming an issuer credit rating from S&P of the Company of at least BBB+ and from Moody’s confirming an issuer credit rating from Moody’s of the Company of at least A3; provided, however, that, to the extent such letter is dated prior to the date of the Closing, no Ratings Event shall have occurred.

SECTION 5.                REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign limited partnership and is in good standing in the States of New York and Connecticut, and in each other jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the power (limited partnership and other) and authority to own or hold under lease the Properties it purports to own or hold under lease, to own and operate the Pipeline and transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof. The Company is not engaged in any business or activity that is not permitted by Section 10.8.

Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary limited partnership action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Company, through its agent, J.P.Morgan Securities Inc., has delivered to each Purchaser a copy of a Private Placement Memorandum, dated April, 2009 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal Properties of the Company and its Subsidiaries. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to April 15, 2009 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2008, there has been no change in the financial condition, operations, business, Properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other Disclosure Documents.

Section 5.4.                       Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)                    Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s and the Operator’s managers, directors and senior officers, and (iii) of the Partners and their respective Partner Parents, partnership interests, voting bloc and voting bloc interests. The Company has no employees.

(b)                                All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien.

(c)                                 Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and is in compliance with all applicable laws and regulations except to the extent that the failure to comply there with could not, in the aggregate, reasonably be expected to have a Material

Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the Properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)                                No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

(e)                                 No Subsidiary is engaged in any business or activity that is not permitted by Section 10.8.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5, which statements have been audited by Blum Shapiro & Company P.C. (for the years ended December 31,2006, December 31,2007 and December 31, 2008) and PricewaterhouseCoopers (for the years ended December 31, 2003, December 31, 2004, and December 31, 2005), each independent certified public accountants, who delivered an unqualified opinion with respect thereto. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP and RAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, the Partnership Agreement, any Transportation Agreement, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective Properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary. No Contractual Obligation of the Company or any of its Subsidiaries has or is reasonably expected to have a Material Adverse Effect.

Section 5.7. Governmental Authorizations, Etc. No Governmental Approval or other consent or approval of third parties is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes. No material Governmental

Approval is required for the Company to own, and for the Company or the Operator to operate, the Pipeline, to transport up to 1479.8 MMcf/d of natural gas through the Pipeline and to carry on its business as now being conducted and as proposed to be conducted by it, or for the Company to issue the Notes, except for those Governmental Approvals which have been duly obtained or made, have been accepted by the Company, are in full force and effect, are not the subject of any pending judicial or administrative proceedings, and if the applicable statute, rule or regulation provides for a fixed period for judicial or administrative appeal or review thereof, such periods have expired and no petition for administrative or judicial appeal or review has been filed other than those Governmental Approvals and other consents or approvals of third parties the failure of which, individually or collectively, would not reasonably be expected to have a Material Adverse Effect.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company or the Operator, threatened against or affecting the Company or any Subsidiary or any property or assets of the Company or any Subsidiary, in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default of Event of Default has occurred or is continuing. To the knowledge of the Company, the Operator is not in breach of any condition, covenant or obligation to be observed or performed by it under the Operating Agreement, which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect. As of the date hereof, to the knowledge of the Company, (i) no party to any Primary Agreement is in breach of any condition, covenant or obligation to be observed or performed by such party thereunder, which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect and (ii) no condition exists which would permit, directly, with the passage or giving of notice or both, any party thereto to terminate any material Primary Agreement.

Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their Properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP and RAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The

Company (a) is taxable as a partnership for federal and state income tax purposes, (b) has not made an election under United States Treasury Regulations section 7701-3 to be taxed as an association taxable as a corporation, and (c) is not a “publicly traded partnership” as defined under section 7704(b) of the Code.

Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective Properties that individually or in the aggregate are Material (including the Pipeline), including all such Properties reflected in the most recent audited financial statements referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. The Company has title in fee simple to, or a valid leasehold interest in, or a valid right of way and easement or license over, all real property required for the operation and maintenance of the Pipeline. All recordings, filings and other actions that are necessary or appropriate in order to create, perfect, preserve, and protect the right, title, estate and interest of the Company in and to such real property have been duly made or taken, and all fees, taxes and other charges relating to such recordings, filings and other actions have been, or at the time of each such recording, filing or other action will be, paid by or on behalf of the Company. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights of others, except to the extent the failure to own or possess such licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect

(b)                                 To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except where such infringement could not reasonably be expected to have a Material Adverse Effect.

(c)                                  To the best knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries, except where such violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, Properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)                                 The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)                                 The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)                                 The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)                                   The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13. Delivery of Certain Primary Agreements. As of the date of the Closing, the Purchasers have received a true and complete copy of the Operating Agreement and the Partnership Agreement, and each such agreement is in full force and effect.

Section 5.14. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 75 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.15. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in the section titled “The Offering and Use of Proceeds” of the Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), in violation of said Regulation U or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 2% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.16. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.16 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of March 31, 2009 1 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)                                 Except as disclosed in Schedule 5.16, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

(c)                                 Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.16.

Section 5.17. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

1 Schedule 5.16 to be updated by the Company as of or closer to the date of Closing.

(b)                                 Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)                                 No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.18. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.19. Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)                                Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)                                All buildings on all real properties now owned, leased or operated by or on behalf of the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.20. Insurance. The Company and each of its Subsidiaries have insurance (including, without limitation, insurance covering terrorism and/or terrorist actions) covering their respective Properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its Subsidiaries and their respective businesses. Neither the Company nor any of its Subsidiaries (i) has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at a reasonable cost from similar insurers as may be necessary to continue each of their respective businesses.

Section 5.21. No Labor Disputes. No labor disturbance by or dispute with the employees of the Company or the Operator exists or, to the best knowledge of the Company, is contemplated or threatened that could reasonably be expected to have a Material Adverse Effect.

Section 5.22. Ranking. The Notes and all other obligations of the Company under this Agreement will rank pari passu with all other senior unsecured and unsubordinated Indebtedness of the Company.

SECTION 6.                 REPRESENTATIONS OF THE PURCHASERS.

Section 6.1.                        Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.                        Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)                                the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)                                 the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)                                 the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)                                 the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(l) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)                                 the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)                                  the Source is a governmental plan; or

(g)                                 the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)                                the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.                  INFORMATION AS TO COMPANY.

Section 7.1.                                           Financial and Business Information. From and after the date of this Agreement the Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)                                 Quarterly Statements- as soon as available, but in any event within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)                                     an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)                                       unaudited consolidated statements of income, Partners’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally (except for the omission of footnotes and subject to normal year-end adjustment), and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the entities being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)                               Annual Statements — as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, duplicate copies of

(i)                                     a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)                                      consolidated statements of income, Partners’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A)                               an opinion thereon of Blum, Shapiro & Company P.C. or other independent public accountants of recognized national or regional standing with experience in auditing companies of similar size and in similar businesses as the Company, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B)          a certificate of a Senior Financial Officer stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof.

(c)           SEC and Other Reports -promptly upon their becoming available, one copy of (i) each financial statement, report, or notice sent by the Company or any Subsidiary to its principal lending banks as a whole, except such as are ministerial in nature and in respect of which a failure to notify could not reasonably be expected to have a Material Adverse Effect, (ii) to the extent the Company is required to file any report with the SEC or any national securities exchange pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC or any national securities exchange, (iii) a copy of (x) the initial filing made by the Company or any of its Subsidiaries with FERC which is a request for a new extension of the Pipeline and (y) any filings or other submissions seeking a change in rates or charges (except for minor rate changes), and (iv) all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)           Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section ll(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)           ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)            with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)             the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or

(iii)             any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)           Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g)           Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any holder ofNotes that is an Institutional Investor.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)           Covenant Compliance- a statement and calculation (including details of such calculation) (i) of the Debt Service Coverage Ratio, during the quarterly or annual period covered by the statements then being furnished (including the calculations of the maximum or minimum amount of the Debt Service Coverage Ratio permissible under the terms of Section 10.5, and the calculation of the Debt Service Coverage Ratio then in existence), (ii) of the ratio of Indebtedness of the Company (excluding Affiliate Subordinated Indebtedness) and of its Subsidiaries, taken as a whole with the Company, to Total Capitalization of the Company, (a) during the quarterly or annual period covered by the statements then being furnished and (b) prior to and after giving effect to each Incurrence of lndebtedness of the Company or any of its Subsidiaries (to the extent such Incurrence is permitted under Section 10.4 or 10.13) and (iii) evidencing the Company’s compliance with the provisions of Section 10.3(viii) relating to the basket for Liens during the quarterly or annual period covered by the statements then being furnished; and

(b)           Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its

Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)           No Default- if no Default or Event of Default then exists, at the expense of such holder, upon reasonable prior notice to the Company and subject to the requirements of Section 20, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)           Default —if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

SECTION 8.                PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% (five percent) of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make- Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6.              Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX 1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S.     Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.               Mandatory Prepayment.

(i)            Upon the occurrence of (a) a Catastrophic Loss, or (b) a Material Loss in the event that the Company does not use the Loss Proceeds received to rebuild or repair the Pipeline or otherwise render the Pipeline fit for normal use, the Company shall prepay Notes in an amount equal to the Pro Rata Portion of the Loss Proceeds (which Pro Rata Portion shall be calculated as at the date which is two Business Days prior to the Determination Date (as defined below) of the Notes to be prepaid), in whole or in part ratably among the holders of the Notes at a prepayment price equal to all unpaid principal thereof plus accrued and unpaid interest thereon to and on a date to be determined by the Company, which date shall fall within three (3) months after the date on which the Loss Proceeds are received by or on behalf of the Company (such date, the “Determination Date”).

(ii)             Subject to the requirements set forth in clause (iii) below, the Company shall, at least 60 days prior to the Determination Date as established by the Company (unless a shorter notice period shall be specified with respect to the same redemption or repayment event pursuant to the Senior Indenture or the Senior Loan Agreement), deliver to each holder of Notes a notice specifying (a) the event giving rise or potentially giving rise to a mandatory prepayment pursuant to Section 8.7(i), (b) the Determination Date to be established hereunder, (c) the prepayment price, (d) the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3) and (e) that the prepayment price shall be wire transferred (in immediately available funds) to the holder of each Note being prepaid. The Company shall, no later than 45 days prior to the Determination Date, deliver to each holder of Notes a certificate of a Senior Financial Officer, describing the occurrence of the event and an estimate of the amount of the Catastrophic Loss or Material Loss, as the case may be.

(iii)          The Notes shall also be subject to mandatory prepayment pursuant to the provisions of Section 10.1(A).

SECTION 9.                AFFIRMATIVE COVENANTS.

The Company covenants that from and after the date of this Agreement and for so long as any of the Notes are outstanding:

Section 9.1. Maintenance of Existence, etc. Except as permitted by Section 10.6, the Company shall, and shall cause each of its Subsidiaries to, at all times (i) preserve and maintain in full force and effect (a) the Company’s existence as a limited partnership under the laws of the State of Delaware and, in the case of a Subsidiary, its legal existence, and (b) the Company’s and its Subsidiaries’ respective qualifications to do business in each other jurisdiction in which the conduct of their respective business requires such qualification, unless, in the good faith judgment of the Company, the failure so to qualify could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) preserve and maintain all of its rights, privileges and franchises necessary for the construction, ownership and operation of the Pipeline in accordance with the Primary Agreements, unless the Company has concluded that certain failures to so preserve or maintain is desirable in the conduct of its business and the Company has concluded, in its good faith judgment, that such failures to so preserve or maintain would not, individually or in the aggregate, result in a Material Adverse Effect, and (iii) comply in all respects with the provisions of the Primary Agreements, unless in the good faith judgment of the Company failure to comply would not, individually or in the aggregate, result in a Material Adverse Effect. The Company shall not, and shall cause each of its Subsidiaries not to, amend its organizational documents in any manner that could reasonably be expected to have a Material Adverse Effect.

Section 9.2. Books and Records. The Company shall, and shall cause each of its Subsidiaries to, keep proper books of records and accounts in which full, true and correct entries shall be made of all of its transactions in accordance with GAAP, RAP and all other applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be and agrees that any Institutional Investor may inspect such books of records and accounts from time to time upon reasonable notice.

Section 9.3. Enforcement of Primary Agreements. The Company shall, and shall cause each of its Subsidiaries to, enforce all of its rights under, perform all actions required of it to comply with its obligations under, and maintain in full force and effect, the Primary Agreements, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 9.4. Maintenance of Rating. The Company shall maintain at least an issuer rating from at least one of S&P, Moodys or Fitch Investors Service.

Section 9.5. Maintenance of Properties. The Company will cause the Pipeline to be maintained and kept in good condition, repair and working order (normal wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 9.6. Maintenance of Insurance. The Company will provide or cause to be provided, for itself and its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by companies similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers or with the government of the United States of America, or an agency or instrumentality thereof, in such amounts, with such deductibles and by such methods as shall be customary for companies similarly situated in the industry in which the Company is then conducting business.

Section 9.7. Payment of Taxes and Other Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and will pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Company or any such Subsidiary, (b) the income or profits of any such Subsidiary which is a corporation or (c) the property of the Company or any such Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any such Subsidiary; provided that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in conformity with GAAP and RAP.

Section 9.8. Maintenance of all Rights to all Pipeline Related Property. The Company shall, and shall cause each of its Subsidiaries to, maintain all rights to all Pipeline related Property unless the failure to do so will not have a Material Adverse Effect.

Section 9.9. Use of Proceeds. The Company shall apply the net proceeds from the issuance and sale of any series of Notes as set forth in the Memorandum under the caption “Offering and Use of Proceeds”.

Section 9.10. Compliance with Laws and Regulations. Without limiting Section 10.12, the Company shall, and shall cause its Subsidiaries to, comply with all laws, ordinances, government rules, regulations or court decrees to which its property or assets may be subject (including, but not limited to, Environmental Laws and safety regulations relating to the transportation of natural gas or for the discharge or handling of hazardous fuels), except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

Section 9.11. Permits; Approvals. The Company shall, and shall cause its Subsidiaries to, possess all licenses, certificates, authorizations and permits issued by federal, state or foreign regulatory bodies which are necessary or desirable for the ownership of their respective Properties (including, without limitation, the Pipeline) or the conduct of their respective businesses as so conducted, except where failure to possess such licenses, certificates, authorization or permits would not have a Material Adverse Effect.

Section 9.12. Ranking. The Company will cause its obligations under the Notes and all other obligations of the Company under this Agreement at all times to rank pari passu with all other senior unsecured and unsubordinated Indebtedness of the Company.

SECTION 10. NEGATIVE COVENANTS.

The Company covenants and agrees that, from and after the date of this Agreement and for so long as any of the Notes are outstanding, it shall observe the following negative covenants:

Section 10.1.            Limitations on Asset Sales.

The Company will not consummate any Asset Sale, unless (i) the consideration received by the Company is at least equal to the Fair Market Value of the assets sold or disposed of and (ii) at least 90% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of the Company (other than Indebtedness to any Subsidiary), provided that (a) the Person assuming such Indebtedness is a corporation, limited liability company, partnership or trust organized under the laws of the United States or any State or the District of Columbia and expressly assumes the Indebtedness obligations under this Agreement and the Notes, (b) immediately after such transaction, such assuming Person is not in default in the performance of any covenants or conditions contained in the Senior Indenture, this

Agreement and/or Notes, (c) the Person assuming the Indebtedness must be rated at least investment grade by both Moody’s (which as of the date of this Agreement is at least Baa3) and S&P (which as of the date of this Agreement is at least BBB-) and with a stable outlook with respect to each such rating prior to and immediately after such assumption of Indebtedness and the Company, prior to the consummation of any such assumption of Indebtedness, shall deliver, or shall cause to be delivered, to each holder of Notes satisfactory evidence of such ratings and stable outlook, (d) such Person shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof and (e) the Company is irrevocably and unconditionally released from all liability under such Indebtedness.

In the event and to the extent that the Company receives Net Cash Proceeds from one or more Asset Sales occurring on or after the date of the Closing, the Company shall within six months after the receipt of such Net Cash Proceeds:

(A)          apply an amount equal to the Pro Rata Portion of such Net Cash Proceeds to consummate an Offer to Purchase Notes owing to a Person (other than the Company, any of its Partners or any of their respective Affiliates) at a purchase price equal to 100% of the principal amount thereof plus accrued interest (if any) to the OTP Payment Date; or

(B)           invest an equal amount or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement, in Property (other than current assets) of a business or businesses meeting the requirements set forth in Section 10.8.

Section 10.2. Limitations on Actions with Respect to Primary Agreements. The Company will not, and will cause each of its Subsidiaries not to, agree or consent to any termination, modification, supplement or waiver of any Primary Agreement, nor shall the Company initiate any change to the tariff, if the Company reasonably determines that such termination, modification, supplement or waiver of any such Primary Agreement or change to the tariff would individually or collectively with all other such terminations, modifications, supplements and waivers of the Primary Agreement and changes to the tariff, reasonably be expected to have a Material Adverse Effect.

Section 10.3. Limitations on Liens. The Company will not and will cause each of its Subsidiaries not to create, incur, assume or suffer to exist any Lien upon any of the Company’s or such Subsidiary’s Property, whether now owned or hereafter acquired other than:

(i)            a Lien that equally and ratably secures all of the Notes, subject to arrangements and documentation regarding such security (including any intercreditor arrangements) being in form and substance satisfactory to each holder of Notes;

(ii)             a Lien that is created in favor of a governmental entity, mechanic, materialman or lessor in the ordinary course of business and payment of which is not overdue for a period of more than 30 days, but not in any event Liens in favor of a lessor in a sale-leaseback transaction;

(iii)             a Lien that is the result of a court judgment as to which all rights of appeal have not terminated and is bonded or pledged or enforcement of which will not have a Material Adverse Effect on the Company or its Subsidiaries;

(iv)             a Lien that extends, renews or replaces in whole or in part a Lien referred to herein (other than any additional Lien described in clause (viii) below);

(v)             a Lien that secures pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(vi)             a Lien that consists of easements, rights-of-way or other similar encumbrances which do not interfere with the business or operations of the Company;

(vii)             a Lien granted by a Subsidiary upon any of such Subsidiary’s assets to secure Non-Recourse Indebtedness; and

(viii)              any additional Lien; provided that the Indebtedness secured by such Lien, plus all other Indebtedness secured by Liens (including Indebtedness for Capitalized Lease Obligations but excluding Indebtedness secured by Liens otherwise permitted by clauses (i) through (vi) above), plus all leases under sale-leaseback transactions which the Company has not elected to treat as an Asset Sale, does not exceed 3% of Total Capitalization of the Company.

Section 10.4. Limitations on Indebtedness. The Company will not Incur additional Indebtedness and will not (other than as permitted by Section 10.13) permit any of its Subsidiaries to Incur any Indebtedness unless, with respect to any additional Indebtedness that the Company or any of its Subsidiaries (but only to the extent permitted by Section 10.13) proposes to Incur,

(i)            immediately after giVmg effect to such Incurrence, the ratio of Indebtedness of the Company (excluding Affiliate Subordinated Debt) and its Subsidiaries, taken together, to Total Capitalization does not exceed 75%; and

(ii)             no Default or Event or Default shall have occurred and be continuing at the time of such Incurrence, and no Default or Event of Default shall result from such Incurrence;

Notwithstanding any other provision of this Section 10.4, the maximum amount of Indebtedness that the Company may Incur pursuant to this Section 10.4 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in interest rates designated in any Interest Rate Agreement or the exchange rates of currencies.

For purposes of determining any particular amount of Indebtedness under this Section 10.4, guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of clarification and not limitation, any Lien securing Indebtedness incurred by the Company or any Subsidiary of the Company (other than Liens described in clause (vi) of the definition of “Indebtedness”) shall not be counted as a separate Incurrence of Indebtedness.

Section 10.5. Limitations on Distributions. The Company will not declare or make any Distribution at any time unless: (i) no Default or Event of Default shall have occurred and be continuing, or would occur as a result of declaring or making such Distribution, (ii) the ratio of Indebtedness to Total Capitalization after giving effect to such intended Distribution does not exceed 75%, (iii) (A) the Debt Service Coverage Ratio of the Company for the last four calendar quarters taken as a whole prior to the date of such intended Distribution is at least 1.25 to 1 and (B) if the then current rating of the Notes is below BBB+ from S&P or below A3 from Moody’s, the Projected Debt Service Coverage Ratio of the Company for the next four calendar quarters from such date of Distribution is expected to be at least 1.25 to 1, both as certified by the Company in an Officer’s Certificate delivered to each holder of Notes pursuant to Section 7.2(a); provided that this Section 10.5(iii)(B) shall not apply in the case of any Distribution made in the twelve months prior to the final maturity date of the longest maturing Notes if, after making such Distribution, the cash on hand of the Company and the expected Operating Cash Flow for the period commencing on the date of such Distribution and ending on the final maturity date of such longest maturing Notes will be sufficient to enable the Company to make the Debt Service Payment due on such final maturity date as certified by the Company in an Officer’s Certificate delivered to each holder of Notes pursuant to Section 7.2(a) and (iv) after making such Distribution, the cash on hand of the Company, the expected Operating Cash Flow for the period commencing on the date of such Distribution and ending on the next scheduled Debt Service Payment Date (excluding cash on hand and expected Operating Cash Flow, if any, relied on in connection with satisfying the requirements of the proviso to Section 10.5(iii)(B)) and amounts available under any working capital facility to the next scheduled Debt Service Payment Date will be sufficient to enable the Company to make all of the payments of Senior Debt principal and interest falling due between the date of such Distribution and such Debt Service Payment Date, including the Debt Service Payment due on such date, excluding any principal and interest due on the final maturity date of the longest maturing Notes, the payment of which will be satisfied by expected Operating Cash Flow and cash on hand pursuant to the proviso to Section 10.5(iii)(B), as certified by the Company in an Officer’s Certificate delivered to each holder of Notes pursuant to Section 7.2(a).

Section 10.6. Existence/Prohibition on Fundamental Changes. The Company will not, and will not permit any of its Subsidiaries to, consolidate with or merge into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless (i) the Company is the continuing Person in any such merger or consolidation or the Person (if other than the Company) which is the continuing Person in any such merger or consolidation or which acquires all or substantially all of the assets of the Company is a corporation, limited liability company, partnership or trust organized under the laws of the United States or any State or the District of Columbia and expressly assumes the Company’s obligations under this Agreement and the Notes, (ii) immediately after such transaction, the Company or such other Person, as the case may be, is not in default in the performance of any covenants or conditions contained in the Senior Indenture, this Agreement or Notes (iii) there shall be No Ratings Downgrade as a result of such transaction and (iv) if the Company is not the continuing Person, such other Person shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof.

Section 10.7. Limitation on Sale-Leaseback Transactions. The Company will not, and will not permit any of its Subsidiaries to, enter into any sale-leaseback transaction involving any of its Properties whether now owned or hereafter acquired, whereby the Company or any of its Subsidiaries sells or transfers such Properties and then or thereafter leases such Properties or any part thereof or any other Properties which the Company or such Subsidiary intends to use for substantially the same purpose or purposes as the Properties sold or transferred.

The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease secures or relates to industrial revenue or pollution control bonds issued in compliance with Section 10.4; (ii) the sale-leaseback transaction is in compliance with clause (viii) of Section 10.3; or (iii) the Company within 6 months after the sale or transfer any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the second paragraph of Section 10.1.

Section 10.8. Limitation on Lines of Business and Investments. The Company shall not, and shall not permit its Subsidiaries to, engage or invest in any business or activity other than:

(a)           the business contemplated by the Transaction Agreements and the Memorandum, as of the date of the Memorandum;

(b)           activities associated with, or incidental to, the operation, maintenance or expansion of the Pipeline or the storage of natural gas;

(c)           activities associated with, or incidental to, (w) the processing or shipping of natural gas, (x) the processing, shipping or storage of natural gas liquids, (y) the installation, and leasing or rental, of fiber optic or similar cable or (z) the construction or operation of facilities for the generation of electricity using waste heat from the Pipeline, in all such cases related to the operation of the Pipeline; or

(d)           activities (including investments) associated with, or intended to induce, the supply of gas for transportation on the Pipeline or the consumption of gas transported by the Pipeline;

provided that in no circumstance shall the Company engage or invest in, or permit Its Subsidiaries to engage or invest in, (A) any business or activity related to the exploration and production of hydrocarbons or (B) any business or activity described in Sections (c) or (d) above that would cause the Consolidated Net Tangible Assets of the Company and its Subsidiaries attributable to all their businesses and investments described in Sections (c) and (d) above to exceed 10% of the amount of the Consolidated Net Tangible Assets of the Company and its Subsidiaries attributable to all their businesses and investments described in Sections (a) and (b) above.

Section 10.9. Limitation on Investments. The Company will not directly or indirectly, make any Investment, other than Permitted Investments and Investments made with amounts from which the Company may otherwise have made Distributions in accordance with Section 10.5.

Section 10.10. Limitation on Transactions with Affiliates. Except as contemplated by any agreement between the Company and an Affiliate of the Company, a Partner or an Affiliate of a Partner in existence on the date of this Agreement and any successor thereto, if at any time hereafter the Company or any Subsidiary proposes to enter into or become a party to any material agreement or arrangement with an Affiliate of the Company, a Partner or an Affiliate of a Partner, the Company will not, and will not permit any of its Subsidiaries to, enter into or become a party to any such agreement or arrangement unless such agreement or arrangement shall be on terms no more favorable to the Affiliate of the Company, the Partner or Affiliate of the Partner, as the case may be, than those that would be offered to parties that are not Affiliates of the Company, Partners or Affiliates of Partners.

Section 10.11. Abandonment. The Company will not, directly or indirectly, voluntarily abandon the Pipeline or otherwise cease to pursue operations of the Pipeline for a period of more than 180 days.

Section 10.12. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 10.13. Restrictions on the Establishment of Subsidiaries. The Company shall have no Subsidiaries except for Subsidiaries which are limited to the lines of business set forth above in Section 10.8. The Company shall not permit its Subsidiaries to Incur Indebtedness except for Nonrecourse Indebtedness and Indebtedness which is guaranteed by the Company; provided that any such Indebtedness must be permitted to be incurred in accordance with, and after giving effect to, Section 10.4.

Section 10.14. Ratio of Indebtedness to Total Capitalization. Notwithstanding anything to the contrary in this Agreement, the Company will not permit, and will cause each of its Subsidiaries not to permit, at any time the ratio of Indebtedness of the Company (excluding Affiliate Subordinated Indebtedness) and of its Subsidiaries, taken as a whole with the Company, to Total Capitalization of the Company to exceed seventy-five percent (75%).

SECTION 11.              EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal, interest or Make-Whole Amount, if any, on any Note or any other amount due under this Agreement when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise and such failure continues for a period of five (5) days; or

(b)           the Company shall fail to perform or observe any covenant set forth in Section 7.1(d) or Section 10; or

(c)           the Company shall fail to perform or observe any of its obligations or covenants (other than covenants described in (b) above or as covered in (a) above) contained in this Agreement (or in any modification or amendment hereto) and such default has continued uncured for 30 or more days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (c) of Section 11); or

(d)           any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(e)           the Company shall default in the payment when due (after any applicable grace period) of any principal of or interest on any of its other Indebtedness aggregating $10,000,000 or more; or any event specified in any note, agreement, indenture or other document (including, without limitation the Senior Loan Agreement and the Senior Indenture) evidencing or relating to any such Indebtedness shall occur and shall continue beyond any applicable notice, grace, or cure period, if the effect of such event is to cause, or (with or without the giving of any notice) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity and such event is not cured or waived pursuant to the terms of such Indebtedness or such Indebtedness is accelerated prior to the end of any related cure period; or

(f)            a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the Property of the Company or a Significant Subsidiary or (iii) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(g)           the Company or any Significant Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the Property of the Company or any Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors; or

(h)           a final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction over the Company and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i)            (i) the Company shall file with FERC for the abandonment of the Pipeline, (ii) FERC shall issue a final, non-appealable order for the abandonment of the Pipeline or (iii) the Company shall otherwise abandon the Pipeline; or

G) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $5,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11G), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Any Partner shall have the right, but not the obligation, to cure any payment default in paragraphs (a), (e), or (h) above within the respective grace period set forth in such paragraphs, and, if such payment default is cured, such payment default shall not constitute an Event of Default under this Agreement.

SECTION 12.              REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(f) or (g) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)           If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)           If any Event of Default described in Section 11(a) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.l(b) or (c), the holders of not less than 50.10% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make- Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.              REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)           in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)           in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.              PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in at the principal office of The Bank of New York Mellon in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The

Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.              EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a single firm of special counsel and, if reasonably required by the Required Holders, local or other specialty counsel) incurred by the Purchasers and the other holders of a Note in connection with such transactions (including reasonable fees, charges and disbursements of the Purchasers’ special counsel incurred on and after the date of the Closing with respect to preparation and delivery of closing document sets and binders for the transactions contemplated hereby to the holders of Notes and other Persons) and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16.              SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.              AMENDMENT AND WAIVER.

Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 12,17or20.

Section 17.2.            Solicitation of Holders of Notes.

(a)           Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)           Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Company, Partners, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company, any of its partners or any of their respective Affiliates shall be deemed not to be outstanding.

SECTION 18.                  NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)                                     if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)                                  if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)                               if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.                  REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.                  CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement other than information that was clearly marked or labeled or otherwise adequately identified as not being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21.                  SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.                  MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and, if applicable, RAP, and (ii) all financial statements shall be prepared in accordance with GAAP and RAP.

Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provlSlon shall be applicable whether such action IS taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)                                  Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)                                 THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 22.9. Source of Payments Limited; Rights and Liabilities of the Company. The Holders shall have no recourse with respect to the non-performance of the obligations of the Company to make payments of principal of, Make-Whole Amount, if any, and interest on the Notes against any Person other than the Company, including, but not limited to, the Partners or any Affiliate of any Partners or of the Company or any partner, incorporator, officer, director or employee thereof, or with respect to the assets or properties thereof (collectively, the “Nonrecourse Persons”).

Section 22.10. Compliance with Financial Covenants. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made instead using the par value of such Indebtedness.

*              *              *              *              *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

IROQUOIS GAS TRANSMISSION SYSTEM, L.P.

By: IROQUOIS PIPELINE OPERATING COMPANY,
its Agent

By:	/s/ E.J. Holm
Title: President

Title: Vice President and Chief Financial Officer

By:	/s/ Paul Bailey
Title: Vice President and Chief Financial Officer

By: METROPOLITAN LIFE INSURANCE COMPANY

By: METLIFE INVESTORS USA INSURANCE COMPANY

By: Metropolitan Life Insurance Company, its Investment Manager

By:	/s/ Judith A. Gulotta
Title: Managing Director

This Agreement is hereby Accepted and

agreed to as of the date hereof.

NEW YORK LIFE INSURANCE COMPANY,

By:	/s/ Ruthard Murphy
Title: Corporate Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By: New York Life Investment Management LLC, its Investment Manager
By:	/s/ Ruthard Murphy
Title: Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED
LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30C)

By: New York Life Investment Management LLC, its Investment Manager

By:	/s/ Ruthard Murphy
Title: Vice President

BANKERS LIFE AND CASUALTY COMPANY
CONSECO LIFE INSURANCE COMPANY
CONSECO HEALTH INSURANCE COMPANY
COLONIAL PENN LIFE INSURANCE COMPANY

By: 40/86 Advisors, Inc., acting as Investment Advisor

By:	/s/ Timothy L. Powell
Title: Vice President

AMERICAN INVESTORS LIFE INSURANCE COMPANY
AVIVA LIFE AND ANNUITY COMPANY

By: Aviva Investors North America, Inc., its authorized attorney in-fact

By:	/s/ Roger D. Fors
Title: VP —Private Placements

SIGNATURE PAGE TO

IROQUOIS GAS TRANSMISSION SYSTEM, L.P. NOTE PURCHASE AGREEMENT

This Agreement is hereby Accepted and

agreed to as of the date hereof.

JOHN HANCOCK LIFE INSURANCE COMPANY,

	By:	/s/Gavin R. Danaher
Title: Director

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

	By:	/s/Gavin R. Danaher
Title: Authorized Signatory

GREAT WEST LIFE & ANNUITY INSURANCE COMPANY

	By:	/s/Eve Hampton
Title: Vice President, Investments

	By:	/s/Tad Anderson
Title: Assistant Vice President, Investments

THRIVENT FINANCIAL FOR LUTHERANS

	By:	/s/Alan D. Onstad
Title: Senior Director

STATE FARM LIFE INSURANCE COMPANY

By:	/s/ Julie Hoyer
Senior Investment Officer

By:	/s/ Jeffrey T. Attwood
Investment Officer

SIGNATURE PAGE TO

IROQUOIS GAS TRANSMISSION SYSTEM, L.P. NOTE PURCHASE AGREEMENT

This Agreement is hereby Accepted and

agreed to as of the date hereof.

STATE FARM LIFE AND ACCIDENT ASSURANCE COMPANY

By:	/s/ Julie Hoyer
Senior Investment Officer

By:	/s/ Jeffrey T. Attwood
Investment Officer

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	/s/ Justin Kavan
Vice President

AMERICAN UNITED LIFE INSURANCE COMPANY

By:	/s/ Kent R. Adams
V.P. Fixed Income Securities

THE STATE LIFE INSURANCE COMPANY

By:	American United Life Insurance Company, is Agent
By:	/s/ Kent R. Adams
V.P. Fixed Income Securities

PIONEER MUTUAL LIFE INSURANCE COMPANY

By:	American United Life Insurance Company, is Agent
By:	/s/ Kent R. Adams
V.P. Fixed Income Securities

MODERN WOODMEN OF AMERICA

By:	/s/ Nick S. Coin
Treasurer and Investment Manager

ST. PAUL FIRE AND MARINE INSURANCE COMPANY

By:	/s/ David D. Rowland
Senior Vice President

SIGNATURE PAGE TO

IROQUOIS GAS TRANSMISSION SYSTEM, L.P. NOTE PURCHASE AGREEMENT

This Agreement is hereby Accepted and

agreed to as of the date hereof.

THE UNION CENTRAL LIFE INSURANCE COMPANY

By: Summit Investment Advisors, Inc., its Agent

By:	/s/ Andrew S, White
Title: Managing Director-Private Placements

SIGNATURE PAGE TO

IROQUOIS GAS TRANSMISSION SYSTEM, L.P. NOTE PURCHASE AGREEMENT

SCHEDULE B

(to Note Purchase Agreement)

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Senior Indebtedness” means Indebtedness of the Company for borrowed money Incurred after the date of this Agreement and ranking pari passu in right of payment with all other Senior Debt (including the Notes).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Affiliate Subordinated Debt” means unsecured Indebtedness of the Company held by any Affiliate of the Company, any Partner or an Affiliate of any Partner and subordinated to the Senior Debt on the basis set forth in Exhibit 5.

“Antiterrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Asset Sale” means any sale, transfer, sale-leaseback transaction or other disposition (excluding a merger or consolidation which is in compliance with the covenant set forth in Section 10.6) in one transaction or a series of related transactions by the Company to any Person of (i) all or any of the Capital Stock of any Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Subsidiaries or (iii) any other property and assets of the Company outside the ordinary course of business of the Company that is not governed by the provisions of this Agreement applicable to mergers, consolidations and sales of assets of the Company; provided that “Asset Sale” shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) Distributions permitted to be made under the covenant set forth in Section 10.5 hereof or (c) sales or other dispositions of assets which constitute (i) redundant, obsolete or worn-out property, tools or equipment no longer used or useful in the Company’s business and any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms and (ii)        dispositions contemplated by the Primary Agreements or replacement or successor agreements.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or are required or authorized to be closed.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, outstanding on the date of this Agreement or immediately thereafter, including, without limitation, all partnership interests, common stock and preferred stock.

“Capitalized Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under RAP, and, for purposes herein, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Catastrophic Loss” means an Event of Loss with respect to the Pipeline for which the total Loss Proceeds payable in respect of the lost or damaged Property are greater than $100,000,000.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Iroquois Gas Transmission System, L.P., a Delaware limited partnership or any successor that becomes such in the manner prescribed in Section 10.6.

“Confidential Information” is defined in Section 20.

“Consolidated Net Tangible Assets” of any Person means, as of any date, (a) all amounts that would be shown as assets on a consolidated balance sheet of such Person prepared in accordance with GAAP, less (b) the amount thereof constituting good will and other intangible assets as calculated in accordance with GAAP.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, the counterparty to which has capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A2” by Moody’s and “A” by S&P (or such similar equivalent rating) or higher.

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) Operating Cash Flow for such period to (b) Mandatory Debt Service for such period.

“Debt Service Payment Date” means, any date on which interest (with respect to which the scheduled dates for payment are June 15 and December 15 of each year, commencing on December 15, 2009), principal, premium, if any, and Make-Whole Amounts, if any, and any other amounts with respect to the outstanding Notes is payable, commencing on May 13, 2009 and ending on the date each of the Notes of such series are paid, satisfied and discharged in full.

“Debt Service Payment” means the sum of interest (with respect to which the scheduled dates for payment are June 15 and December 15 of each year, commencing on December 15, 2009), principal, premium, if any, and Make-Whole Amounts, if any, and any other amounts with respect to the outstanding Notes payable on each Debt Service Payment Date.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii)   2.00% over the rate of interest publicly announced by JP Morgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Determination Date” is defined in Section 8.7.

“Distribution” means all partnership distributions of the Company (in cash, property of the Company or obligations) or other payments or distributions on account of, or the purchase, redemption, retirement or other acquisition by the Company of, any portion of any partnership interest in the Company, and any payments on Affiliate Subordinated Debt.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Event of Loss” means an event which causes all or a portion of the Pipeline to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including, without limitation, any compulsory transfer or taking or transfer under threat of compulsory transfer or taking of any material part of the Pipeline by any Governmental Authority.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Management Committee whose determination shall be conclusive if evidenced by a Management Committee Resolution.

“FERC” means the Federal Energy Regulatory Commission.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Approval” means any authorization, consent, opmwn, order, approval, license, ruling, permit, certification, exemption, filing or registration from, by or which any Governmental Authority, other than a contract with a Governmental Authority for the acquisition of real property or of an easement or right-of-way over real property owned by it.

“Governmental Authority” means

(a)           the government of

(i)            the United States of America or any State or other political subdivision thereof, or

(ii)             any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee Obligation” or “Guarantee Obligations” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include (y) endorsements of instruments for deposit or collection in the ordinary course of business or obligations to reimburse or indemnify a provider of surety or performance bonds incurred in the ordinary course of business or (z) obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i), (ii), (v) or (vi) of the definition of “Indebtedness”) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement).

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(i)            all indebtedness of such Person for borrowed money;

(ii)           all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)          all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(iv)          all obligations of such Person to pay the deferred and unpaid purchase price of property or services (including Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(v)                                 all Capitalized Lease Obligations of such Person;

(vi)          all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

(vii)                           all Guarantee Obligations;

(viii)        the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(ix)          to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized      portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) $1,000,000 or more of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement, the counterparty to which has capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A2” by Moody’s and “A” by S&P (or such similar equivalent rating) or higher.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person.

“Lien” means, with respect to any Property or Person, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property or Person. For purposes herein, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Loss Proceeds” means all net proceeds from an Event of Loss, including, without limitation, condemnation proceeds and insurance proceeds or other amounts actually received on account of an event which causes all or a substantial portion of the Pipeline to be damaged, destroyed or rendered unfit for normal use; provided, however, solely for purposes of calculating a Material Loss or Catastrophic Loss, proceeds of delayed opening or business interruption insurance shall not be included.

“Make-Whole Amount” is defined in Section 8.6.

“Management Committee” means a committee comprised of representatives of the partners of the Company which shall have the power to make decisions on behalf of the Company.

“Management Committee Resolution” shall mean a copy of a resolution adopted by the Management Committee and delivered to each holder of Notes.

“Mandatory Debt Service” means, for any period, the sum of all scheduled interest, premium, if any, and principal due and payable during such period in respect of all Indebtedness of the Company; provided that fees, including any consent fees, payable in connection with the issuance of any Additional Senior Indebtedness shall be excluded.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties, of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Notes or any other Senior Debt Agreement, or (c) the material rights and remedies of any Senior Parties under the Senior Debt Agreements (including validity or enforceability of this Agreement and or the Notes), or (d) the timely payments of any principal or interest on any of the Senior Debt (including those evidenced by the Notes).

“Material Loss” means an Event of Loss with respect to the Pipeline for which the total Loss Proceeds payable in respect of the lost or damaged Property are more than $10,000,000 and equal to or less than $100,000,000.

“Memorandum” is defined in Section 5.3.

 “Moody’s” means Moody’s Investors Service.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Cash Proceeds” means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii)   provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Nonrecourse Indebtedness” means Indebtedness which the holder thereof shall have no recourse with respect to the non-performance of the obligations of the debtor or obligor under such Indebtedness to make payments of principal of, premium, if any, and interest on such Indebtedness against any Person other than such debtor or obligor, including, but not limited to the Company, and any such Indebtedness shall specifically so state.

“Nonrecourse Person” shall have the meaning ascribed thereto in Section 22.9.

“No Ratings Downgrade” means that the ratings on the Notes are reaffirmed after consideration of a proposed applicable event as being equal to or higher than the then current rating on the Notes, no earlier than 60 days prior to the proposed applicable event, by both of the Required Rating Agencies.

“Notes” is defined in Section 1.

“Offer to Purchase” means an offer to purchase Notes by the Company from the holders ofNotes commenced by mailing a notice to each holder of Notes stating:

(i)                                    the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(ii)                                 the purchase price (which shall be equal to 100% of the principal amount of the Notes to be purchased plus accrued interest (if any) to the OTP Payment Date) and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “OTP Payment Date”);

(iii)                               that any Note not tendered will remain outstanding and continue to accrue interest pursuant to its terms;

(iv)                              that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the OTP Payment Date;

(v)                                that holders of Notes electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note to the Company or an agent of the Company designated by the Company at the address specified in the notice prior to the close of business on the Business Day immediately preceding the OTP Payment Date;

(vi)                             that holders of Notes will be entitled to withdraw their election if the Company or an agent of the Company designated by the Company receives, not later than the close of business on the third Business Day immediately preceding the OTP Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder of Notes, the principal amount of Notes delivered for purchase and a statement that such holder of Notes is withdrawing his election to have such Notes purchased; and

(vii)                          that holders of Notes whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the OTP Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) shall promptly wire transfer in immediately available funds to the holders of Notes so accepted for prepayment, payment in an amount equal to the purchase price, and the Company shall promptly execute and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Operating Agreement” means the Amended and Restated Operating Agreement dated as of February 28, 1997, between Iroquois Pipeline Operating Company and the Company.

“Operating Cash Flow” means, for any period, the excess, if any, of (a) all Revenues received during such period over (b) all Operating Expenses paid during such period other than any nonrecurring Operating Expenses incurred in connection with the issuance or retirement of any Senior Debt.

“Operating Expenses” means, for any period, the sum, computed without duplication, of all cash operating and maintenance expenses and required reserves in respect of such expenses of the Company, including, without limitation, (a) expenses of administering and operating the Pipeline and of maintaining it in good repair and operating condition payable by the Company during such period, (b) direct operating and maintenance costs of the Pipeline (including, without limitation, all payments due and payable under the Operating Agreement and any ground leases and excluding any necessary maintenance-level capital expenditures which are not fully recoverable within one year) payable by the Company during such period, (c) insurance costs payable by the Company during such period, (d) sales and excise taxes payable by the Company with respect to the transportation of natural gas during such period, (e) franchise taxes payable by the Company during such period, (f) federal, state and local income taxes payable by the Company during such period, (g) costs and fees attendant to the obtaining and maintaining in effect the government approvals payable by the Company during such period and (h) legal, accounting and other professional fees attendant to any of the foregoing items payable by the Company during such period. Operating Expenses excludes, to the extent otherwise included, depreciation for such period.

“Operator” means Iroquois Pipeline Operating Company, a Delaware corporation, or any successor thereto under the Operating Agreement.

“OTP Payment Date” is defined in the definition of Offer to Purchase.

“Partner” means any partner under the Partnership Agreement.

“Partner Parent” means, with respect to each Partner, the Affiliate of such Partner, if any, with ultimate “control” over such Partner (as such term is used in the definition of “Affiliate”.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement, dated February 28, 1997, among the Partners, as amended by the First Amendment thereto, dated January 27, 1999, the Second Amendment, dated May 4, 2001 and the Third Amendment, dated as of September 1, 2005.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Investments” means (i) any Temporary Cash Investment; (ii) loans and advances to officers and employees of the Company or any of its Subsidiaries in an aggregate principal amount at any time outstanding not exceeding $2,000,000; (iii) any Interest Rate Agreement entered into in the ordinary course of business and not for speculative purposes; (iv) Investments existing on the date of this Agreement and set forth on Schedule PI-1 to the Agreement and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant hereto is not increased at any time above the aggregate amount of such Investments existing on the date of this Indenture; (v) Investments representing Capital Stock or other equity interests or obligations issued to the Company or any of its Subsidiaries in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any Subsidiary; (vi) Investments acquired by the Company or any of its Subsidiaries in connection with any Asset Sale permitted under Section 10.1 to the extent such Investments are non-cash proceeds; (vii) Investments consisting of extension of trade credit or security deposits made in the ordinary course of business and (viii) Investments in businesses or activities permitted under Section 10.8 provided that such Investment is funded entirely and specifically by a capital contribution to the Company by its Partners in accordance with the Partnership Agreement.

“Person” means an individual, partnership, corporation, limited liability company, associatiOn, trust, unincorporated organization, business entity or Governmental Authority, whether acting in an individual, fiduciary or other capacity.

“Pipeline” means the 411 mile, interstate natural gas pipeline system extending from the United States - Canada border at Ontario/Waddington, New York and terminating at its interconnect with the facilities of the Consolidated Edison Company of New York at Hunts Point in Bronx, New York, together with all appurtenant facilities (including, without limitation, lateral lines, cooling facilities, meter stations and compressor stations) and any future expansions or extensions of these facilities.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Primary Agreements” means the Transportation Agreements, the Shipper Guarantees and the Operating Agreement and all succeeding agreements thereto.

“Projected Debt Service Coverage Ratio” means, at any time of determination thereof, a projection of the Debt Service Coverage Ratio for a period which includes, or consists entirely of, future periods, prepared by the Company in good faith based upon assumptions believed by the Company to be reasonable.

“Property” or “Properties” means any right or interest in or to assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, cohate or incohate.

“Pro Rata Portion” means, with respect to Loss Proceeds (or any other amount), as of any date, an amount equal to the product of such Loss Proceeds (or other amount) multiplied by a fraction, (x) the numerator of which shall equal the principal amount of the outstanding Notes and (y) the denominator of which shall equal the sum of (i) the principal amount of the outstanding Notes and (ii) the outstanding principal amount of all other Senior Debt at such date (including, with respect to the Senior Loan Agreement, the Total Revolving Credit Commitment (as such term is defined in the Senior Loan Agreement) at such date (or if then terminated, the outstanding principal amount of the Revolving Credit Loans (as such term is defined in the Senior Loan Agreement))).

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(l) under the Securities Act.

“Ratings Event” means, at any given time, a reduction, downgrade or withdrawal of the issuer credit rating of the Company (including placement of any such rating on “negative outlook” or “negative watch” or their equivalent) by S&P or Moody’s, which has caused, or is reasonably likely to result in, the Company’s issuer credit rating failing to be at least BBB+ by S&P and A3 by Moody’s.

“RAP” means regulatory accounting principles.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of at least 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Required Rating Agencies” means S&P and Moody’s.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or the Operator with responsibility for the administration of the relevant portion of this Agreement.

“Revenues” means all revenues accruing to the Company, calculated in accordance with GAAP. “Revenues” shall include all cash distributions made to the Company by its Subsidiaries which are not subject to repayment by law or by contract and shall exclude all revenues accruing to such Subsidiaries which are not so distributed.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Debt” means Indebtedness in respect of this Agreement and Notes, the Senior Loan Agreement and any notes issued thereunder, the Senior Indenture, the Senior Indenture Securities and any Additional Senior Indebtedness.

“Senior Debt Agreements” means all agreements, documents and instruments evidencing and/or securing the Senior Debt or pursuant to which Senior Debt is issued, including without limitation, this Agreement.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Indenture” means the Indenture, dated as of May 30, 2000, between the Borrower and The Bank of New York Mellon, as Trustee, as supplemented on May 30, 2000 an August 13, 2002 and as it may from time to time be further supplemented or amended by a Management Committee Resolution and an officer’s certificate issued pursuant thereto or by one or more Series Supplemental Indentures entered into pursuant to the applicable provisions hereof and shall include the terms of particular series of Senior Indenture Securities established as contemplated by the provisions therein.

“Senior Indenture Securities” means, collectively, the $200,000,000 8.68% Senior Notes due 2010, the $170,000,000 6.10% Senior Notes due 2027, and any other debt securities, authenticated and issued pursuant to the Senior Indenture.

“Senior Loan Agreement” means the Loan Agreement dated as of June 26, 2008 by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders and other financial institutions party thereto.

“Senior Parties” means the Persons that have extended, or that are obliged to extend, credit to the Company pursuant to the Senior Debt Agreements and any agent, trustee or similar representative of any such persons appointed pursuant to any Senior Debt Agreement, including the Trustee and the Administrative Agent under the Senior Loan Agreement.

“Series Supplemental Indenture” means an indenture supplemental to the Senior Indenture, or other amendment to the Senior Indenture entered into by the Company and the Trustee or any other instrument delivered by the Borrower for the purpose of establishing, in accordance with the Senior Indenture, the title, form and terms of the Securities of any series; “Series Supplemental Indentures” shall mean each and every Series Supplemental Indenture.

“Shipper Guarantees” means those agreements providing financial and performance guarantees to the Company on behalf of certain Shippers or under firm transportation contracts.

“Shipper Guarantors” means Persons who have executed a Shipper Guarantee on behalf of a Shipper.

“Shippers” means those Persons (other than the Company) party to the Transportation Agreements.

“Significant Subsidiary” means Iroquois Pipeline Operating Company (or any successor operator of the Pipeline) and any of the Company’s Subsidiaries which meet any of the following conditions:

(1) the Company and it’s other Subsidiaries’ investments in and advances to such Subsidiary exceed 10 percent of the Company’s total assets and the Company’s Subsidiaries’ total assets consolidated as of the end of the most recently completed fiscal year; or

(2)           the Company and it’s other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10 percent of the

Company’s total assets and the Company’s Subsidiaries’ total assets consolidated as of the end of the most recently completed fiscal year; or

(3)           the Company and it’s other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Subsidiary exceeds 10 percent of such of the Company’s income and of the Company’s Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts41A.

“Temporary Cash Investment” means any of the following:

(i)            direct obligations of the United States of America or Canada or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or Canada or any agency thereof;

(ii)           time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250 million and has outstanding debt which is rated “A2” by Moody’s and “A” by S&P (or such similar equivalent rating) or higher or any money-market fund having assets in excess of $250 million consisting of obligations described in this clause (ii) sponsored by a registered broker dealer or mutual fund distributor;

(iii)          repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank or trust company meeting the qualifications described in clause (ii) above;

(iv)          commercial paper, maturing not more than 90 days after the date of acquisitiOn, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any state thereof with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(v)           securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or at least “A2” by Moody’s.

“Total Capitalization” means, as of any date, the sum of (a) the Indebtedness of the Company and its Subsidiaries, on a consolidated basis, on such day plus (b) all amounts that would be shown as Partners’ equity on a balance sheet of the Company as of such date prepared in accordance with U.S. GAAP.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Agreements” means, collectively, this Agreement and the Primary Agreements.

“Transportation Agreements” means contracts between the Company and the Shippers for transportation services on the Pipeline which may be firm transportation contracts that are long-term (multi-year) or short-term (less than one year) or interruptible transportation contracts.

“Trustee” means the trustee under the Senior Indenture and Series Supplemental Indentures.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.